Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of Bio-Reference Laboratories, Inc. on Form S-8 (File No. 333-111578) of our report dated January 4, 2008 on our audit of the consolidated financial statements of Bio-Reference Laboratories, Inc. and its subsidiaries as of October 31, 2007 and 2006 and for the three fiscal years then ended, which report is included in Bio-Reference Laboratories, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2007.

MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey

January 4, 2008